EXHIBIT 99.1

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

FOR IMMEDIATE RELEASE
CONTACT:  John H. Castle, CEO
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. ANNOUNCES INCREASE IN QUARTERLY DIVIDEND

Coldwater, Michigan, December 20, 2011:  Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) announced that the board of directors approved a quarterly cash dividend of $0.07 per share payable January 20, 2012 to shareholders of record as of January 6, 2012. The $0.07 per share dividend is an increase of $0.02 per share over the October 2011 cash dividend payment.

John H. Castle, Chairman and Chief Executive Officer of Southern Michigan Bancorp, Inc., stated, "the increase in our quarterly cash dividend is reflective of improvement in asset quality, solid profitability, and a strong capital position. In determining the appropriate level of shareholder dividends, Southern's board of directors considers various balance sheet and performance metrics, including recent and prospective operating performance, capital levels, payout ratios, and other company-wide risks."

Southern Michigan Bancorp, Inc. is a bank holding company and the parent company of Southern Michigan Bank & Trust. It operates 15 branches within Branch, Calhoun, Hillsdale and St. Joseph Counties, providing a broad range of consumer, business and wealth management services throughout the region.

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This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Southern Michigan Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "reflective," "prospective" and other similar words or phrases. Although we currently expect to continue to pay a quarterly cash dividend, each future dividend will be considered and declared by the board of directors in its discretion. Whether the board of directors continues to declare dividends depends on a number of factors, including our future financial condition and profitability. Forward-looking statements are based upon current beliefs and expectations and involve substantial risks, uncertainties and assumptions ("risk factors"), which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. We undertake no obligation to update or revise our forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.